CANADIAN ZINC CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

1.           Purpose of the Code

This Code of Business Conduct and Ethics ("Code") is intended to define the ethical and regulatory standards applicable to all directors, officer and employees (including contractors) and their family members (the "Representatives") of Canadian Zinc Corporation and its subsidiaries and affiliates (together, the "Company"), to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest, whether actual or potential;

•
full, fair, accurate, timely and understandable disclosure in financial statements, reports and documents that the Company files with, or submits to, shareholders and securities regulators, as well as in other public communications made by the Company;

•	compliance with various legislation and regulations applicable to the Company;

•	prompt internal disclosure of any violation of the Code; and

•	accountability for any failure to respect the Code.

The Code is not a comprehensive guide to all of the Company's policies or to all of the Representatives responsibilities under applicable laws and regulations governing the Company and its operations.

The Code is intended to provide general parameters and expectations of the Company with respect to the conduct of the Company's Representatives.  Violations of law or of the Company's policies, including this Code may lead to disciplinary action, including, but not limited to, dismissal and possible legal prosecution.

2.           Honest and Ethical Conduct

Representatives are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees and suppliers. Representatives fulfill this responsibility by prescribing and enforcing (in the case of senior officers) and abiding by the policies and procedures of the Company and by exhibiting and promoting the highest standards of honest and ethical conduct.

In this regard, Representatives shall:

•	ensure they are familiar with and abide by the Company's corporate policies, including but not limited to the Company's Corporate Disclosure Policy, Whistleblower Policy and Insider Trading Policy;

•	comply with all applicable laws, rules and regulations;

•	deal fairly with the Company's security holders, customers, suppliers, competitors and employees;

•	not use corporate assets or their position to obtain advantage for themselves, family members or associates, or otherwise abuse their authority;

•
refrain from engaging in conduct that would discredit and/or compromise the integrity and reputation of the Company, including: neglect of duty, deceit, breach of confidence, corrupt or other unlawful practices, abuse of authority;

•	keep confidential all previously undisclosed information regarding the Company and its subsidiaries' business, assets and operations;

•	serve loyally, without self-interest, and free from conflicts with other commitments; and

•	avoid any conflict of interest with respect to their fiduciary responsibilities and disclose actual and potential conflicts of interest in accordance with this Code.

3.           Precautions, Rules and Obligations in Case of Conflicts of Interest

Generally, a Representative must not place himself in a situation of conflict of interest, whether actual or potential, and must not take into consideration, in the performance of his functions, interests that are not exclusively the best interests of the Company.  In circumstances where a Representative has a conflict of interest or becomes aware of a potential conflict of interest, the Representative shall report the conflict or potential conflict to the executive officer to whom that person reports in the course of his employment responsibilities, or, in the case of a senior executive officer, to the Chairman of the Board of Directors and Chair of the Audit Committee (the “Ethics Representatives”) and fully inform such person or the Ethics Representatives, as applicable, of the facts and circumstances related to the conflict or potential conflict.  The Representative shall not take any further action in respect of the matter or transaction giving rise to such conflict or potential conflict unless and until he is authorized to do so by his reporting officer, or the Ethics Representatives, as applicable.

The following are examples of relationships, interests, or circumstances that may rise to a conflict or perceived conflict of interest.  These are provided for guidance only and are not exhaustive, nor are they determinative that a conflict exists.  Every matter or transaction should be considered in the context of the general rule and the specific transaction or matter:

•	employment by or service to (e.g. as a consultant or director) a competitor, customer, supplier or person with whom the Company conducts business;

•	having, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with the Company;

•
a relationship with persons working for any external auditor of the Company, or any of its subsidiaries, other than relationships directly and exclusively related to the performance of the external audit mandates;

•
accepting gifts, favours, loans (other than borrowing on commercial terms from entities that are in the business of lending) or preferential treatment from any person that does business, seeks to do business or competes with the Company unless consistent with the policy described under Dealing with Suppliers and Gifts below;

•
an interest pursuant to which the Representative or an associate of the Representative is likely to derive a profit from a transaction concluded or planned by the Company with a third party, other than in his capacity as a shareholder of the Company;

•	conducting business on behalf of the Company with immediate family members or an entity in which an employee or his/her immediate family members or friends have a significant financial interest; and

•
taking personal advantage of opportunities that are presented to or discovered by an employee, director or officer as a result of his/her position with the Company or through the use of the property or information of the Company.

For the purpose of this code, conflict of interest means every situation in which a Representative could be inclined to favour his own interests or those of a third party in a manner that is contrary or in preference to the interests of the Company.  It is understood that apparent conflicts of interest can also cause harm to the Company and Representatives should be conscious of how their conduct is likely to be perceived by others both within and outside the Company and avoid conduct, circumstances or events which could reasonably be expected to be perceived as placing such Representative or the Company in a conflict of interest position.

4.           Financial Records and Compliance

As a public company it is important that the Company’s filings with the appropriate regulatory authorities be accurate and timely. All financial data must be gathered, compiled, and reviewed by the Representatives with rigour and integrity, in order to give a fair, true and accurate picture of the financial situation of the Company.

All reports and financial statements must be set out in a complete, fair, accurate, comprehensive and timely manner.

Depending upon their position with the Company, Representatives may be called upon to provide necessary information to Regulators and Securities Commissions to ensure that the Company’s public reports are complete, fair and understandable. The Company expects Representatives to take this responsibility very seriously and to provide prompt, accurate answers to inquiries related to the Company’s public disclosure requirements with regard to regulatory inquiries.

In the performance of their functions, the Representatives must comply with the laws and regulations applicable to the Company, ensure compliance with Generally Accepted Accounting Principles (GAAP) in Canada and, where applicable, the U.S. and the rules prescribed by the regulatory authorities having jurisdiction over the activities of the Company, and must comply with the policies of the Company.

The integrity of the Company’s record keeping systems will be respected at all times. Representatives are forbidden to use, authorize, or condone the use of off-the-books bookkeeping, secret accounts, unrecorded bank accounts, slush funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company’s true results of operations and financial condition or could otherwise result in the improper recording of funds or transactions.

If a Representative has any concerns regarding the Company’s accounting practices or procedures, the employee should immediately report the matter in accordance with the procedures outlined in the Company’s Whistleblower Policy.

5.           Protection and Proper Use of Company Assets

All Representatives should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s available resources. All of the Company’s assets should be used only for legitimate business purposes and not for personal use. Reasonable, incidental personal use of Company provided computers and phones are permitted provided that such activities do not interfere with the performance of duties (as described in other Company policies).

6.           Competitive Practices

The Company does not seek competitive advantages through illegal or unethical business practices or behaviour. The Company seeks to comply with and supports laws of all countries which prohibit restraints of trade, unfair practices, or abuse of economic power.

The Company will not enter into arrangements which unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with the Company. Company policy also prohibits Representatives from entering into, or even discussing, any unlawful arrangement or understanding.

7.           Dealing with Suppliers and Gifts

The Company is a customer for many suppliers of goods, services and facilities.   People who want to do business or to continue to do business, with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company's needs.

(a)           Kickbacks and Rebates

Purchases of goods and services by the Company must not lead to Representatives receiving any type of personal kickbacks or rebates.  Representatives must not accept any form of under-the-table payment.

(b)           Receipt of Gifts and Benefits

Representatives must exercise care and good judgment in accepting or offering business-related gifts.

Accepting or offering business-related gifts of moderate value is acceptable in situations where business-related gift giving is legal and in accordance with local business practice and the gifts involved are appropriate for the occasion.  Representatives must not, however, accept or offer business-related gifts of any kind in circumstances that could be perceived as inducing or influencing the recipient to give business opportunities to, or make business decisions in favour of, the Company.  If there is any doubt with respect to a particular situation, Representatives should seek assistance from the executive officer to whom that person reports..

Employees who accept gifts (of more than moderate value, estimated at about $100) must report the gift to the executive officer to whom they report or an Ethics Representative.  The monetary value of the gift, local customs and legal requirements will be considered when determining whether the gift should be retained by the Representative, given to the Company or returned.  A gift that is given to the Company will normally be donated to a charity or made available to all employees in the applicable work unit.

The following items must not be accepted or offered as gifts under any circumstances, regardless of value:

•	cash or personal cheques;

•	drugs or other controlled substances;

•	product or service discounts that are not available to all employees;

•	personal use of accommodation or transportation; and

•	payments or loans to be used toward the purchase of personal property (other than borrowing on commercial terms from entities that are in the business of lending).

No Representative may request a gift of any kind from a supplier, customer or other person with whom the Company conducts business or from a competitor of the Company.

8.           Financial Inducements

Representatives must not make payments or give gifts or other favours to third parties to induce or influence them to give business opportunities to, or make business decisions in favour of, the Company. Bribes, kickbacks, secret commissions and similar irregular payments are prohibited.

9.           Political/Charitable Activities and Contributions

Representatives are encouraged and entitled to participate in personal political or charitable activities as long as they do not do so on company time and do not use the financial or other resources of the Company. Representatives that do participate in personal political or charitable activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

10.           Equal Opportunity

The Company supports the principle that every individual must be accorded an equal opportunity to participate in the free enterprise system and to develop their ability to achieve their full potential within that system.

There will be no discrimination against any employee or applicant because of race, religion, color, sex, sexual orientation, age (as defined in the Human Rights Code (British Columbia)), national or ethnic origin, or physical handicap (unless demands of the position are prohibitive).  All Representatives will be treated with equality during their employment without regard to their race, religion, color, sex, sexual orientation, age (as defined in the Human Rights Code (British Columbia)), national or ethnic origin, or physical handicap, in all matters.  The Company will maintain a work environment free of discriminatory practice of any kind.

No employee will have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which will in any manner, directly or indirectly, discriminate or result in discrimination in the course of one's employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, sexual orientation, age (as defined in the Human Rights Code (British Columbia)), national or ethnic origin, or physical handicap.

11.           Health, Safety and Environmental Protection

It is the Company's policy to pay due regard to the health and safety of its Representatives and others and to the state of the environment.  There are federal, provincial and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of Representatives and their exposure to conditions in the workplace.  Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact the executive officer to whom you most directly report immediately.

12.           Confidential Information

All information that has been developed or acquired by the Company, including technical, financial and business information, and not generally disclosed (“confidential information”) is the property of and confidential to the Company and must be protected against theft, loss or misuse.

Representatives must not disclose confidential information to other Representatives without authorization from their manager unless it is reasonably required by them to perform their jobs.  Representatives must not reveal confidential information to third parties (other than approved auditors, lawyers and other professional advisors, financial advisors and banks or other financial institutions) without authorization by the Chief Executive Officer.  Such disclosure should be limited only to those who need-to-know and be made pursuant to a confidentiality agreement restricting the recipient from disclosing or using the information in an unauthorized manner.

Representatives must use confidential information only for authorized purposes on behalf of the Company and not for their own personal gain or benefit.

13.           Use of Agents and Non-Employees, Officers and Directors

Agents or other non-employees cannot be used to circumvent the law and will not be retained by any Representatives to engage in practices that run contrary to this Code.

14.           Standards of Compliance

Representatives have the responsibility to maintain their understanding of this Code and must seek assistance from the executive officer to whom they report or, in the case of the Board or officers of the Company, the Ethics Representatives if they do not understand any part of the Code or what to do in any particular situation. This includes any case where a more specific procedure has not been established in the present code or in another official communication of the Company.

Executive officers  have the responsibility to maintain awareness on the part of Representatives of the importance of their adhering to this Code and for reporting deviations from it.

15.           Procedure and Sanctions

A Representative or any other officer that has a well founded suspicion and/or knowledge of any violation of this code must immediately report and bring this alleged violation to the attention of the executive officer to whom they report  and/or the Ethics Representatives.

Every violation of this code shall be disclosed to the Ethics Representatives in a timely manner.

Any Representative who does not comply with this code is subject to disciplinary sanctions that could include the termination of his employment. Representatives should be aware that in addition to any disciplinary action taken by the Company, violations of some of this Code may require restitution and may lead to civil or criminal action.

In no circumstance, and without restricting the protections granted by law, will the action of raising questions regarding the applicable procedure for the treatment of accounting data be considered as a motive for disciplinary sanctions or the termination of employment of the Representative who raised the questions.

Retaliation in any form against an individual who reports a violation of this Code or of law in good faith, or who assists in the investigation of a reported violation, is itself a serious violation of this Code. Acts of retaliation should be reported immediately to an executive officer or the Ethics Representatives, and will be disciplined appropriately.

Executive officers have the responsibility of taking remedial steps to correct any operating procedures that may contribute to violations of this Code.

16.           Review and Disclosure

The Company will periodically review and reassess the adequacy of this Code. The Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Audit Committee. Representatives will be fully informed of any material revisions to the Code.

All amendments to and waivers of this code shall, if material, be publicly disclosed by the Company where required pursuant to applicable legal and regulatory requirements.

17.	Scope

The rules set out in this Code are not exhaustive and must not be interpreted as a limitation to the other policies and rules applicable to the employees of the Company, in general, and to the Representatives, in particular.  Furthermore, these rules are not intended to and do not restrict the discretion and authority to manage and direct the Company.

This Code of Business Conduct and Ethics was adopted on November 1, 2007 by the Board of Directors of Canadian Zinc Corporation

By order of the Board of Directors

CANADIAN ZINC CORPORATION

Code of Business Conduct and Ethics

Receipt and Acknowledgement

I,                                                       hereby acknowledge that I have received and read  (Print Name)    a copy of the “Code of Business Conduct and Ethics” and agree to comply with its terms.  I understand that as an employee, officer, director or contractor of Canadian Zinc Corporation I am a representative of the Company and am committed to maintaining the highest standards of conduct and ethics. I specifically agree that to the extent I have concerns or do not understand the Code, I will seek assistance from the executive officer to whom I report or the Chairman of the Board of Directors or the Chair of the Audit Committee to clarify the situation. I am aware that violation of the Code may subject me to subject me to civil and/or criminal penalties and to discipline by the Company up to and including termination.

Signature	Date

Note: This form must be returned to the Corporate Adminstrator  to be placed in your Employee file.